UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20509

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 14, 2025

Tejon Ranch Co.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-07183	77-0196136
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P. O. Box 1000, Lebec, California	93243
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code 661-248-3000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TRC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

On February 10, 2025 Tejon Ranch Co.’s (the “Company”) Board of Directors (“Board”) unanimously appointed Matthew H. Walker (“Walker”) to serve as President and Chief Executive Officer of the Company and approved a compensatory contract for Mr. Walker (“Agreement”). These actions and the material components of the Agreement were disclosed in a Current Report on Form 8-K filed on February 11, 2025; the Agreement was also filed as an exhibit at that time.

In connection other measures recently taken by the Company’s management to reduce overhead and operating expenses, Walker requested a reduction and deferral of the “Sign On Incentive” component of his Agreement. As further described below, net effect of the request is Walker’s forfeiture of $100,000 of Sign on Incentive compensation and conversion of $50,000 of the previously granted time-vested restricted stock units (RSUs) into price vested units (PVUs). The request would also delay the timing of some of the Sign On Incentive compensation, as described below.

On October 14, 2025, following consideration of Walker’s request and the unanimous recommendation by the Board’s Compensation Committee, the Board unanimously approved a First Amendment to CEO Compensation Terms (Sign On Incentive) (the “Amendment”) to adjust Walker’s Sign on Incentive Compensation. No other changes to the Agreement were made.

The following description of the Amendment is a summary, does not purport to be complete, and is qualified in its entirety by reference to the Amendment, a copy of which is filed as an exhibit to this Current Report on Form 8-K and incorporated herein by reference. The Amendment revises Walker’s Sign On Incentive Compensation, originally totaling $800,000, to $700,000 as follows: (1) Amend the $300,000 cash payment, formerly entirely due on October 15, 2025 to (i) Pay $150,000 on October 15, 2025, (ii) pay $100,000 on October 15, 2026, and (iii) pay $50,000 on October 15, 2027. (2) Amend the $300,000 RSU grant vesting March 6, 2026 to (i) vest $150,000 of RSUs on March 6, 2026, (ii) convert $100,000 of RSUs to PVU’s (as described below), and (iii) forfeit the remaining $50,000 of RSUs previously granted. (3) Amend the $200,000 PVU grant with a December 31, 2027 performance period end or vesting date to (i) forfeit $50,000 of the original $200,000 PVU grant and (ii) add $100,000 of PVUs from the RSU conversion noted in (2)(ii) above, resulting in a total of $250,000 in PVUs that could be paid out, if at all, upon achieving increased share value (at the targets provided in the Agreement) as of December 31, 2027.

Mr. Walker provided the following statement with respect to the Amendment: “The Board and I are committed to improving our profitability and streamlining operations. We are reviewing all costs within the Company. Consequently, I voluntarily proposed to the Board an adjustment to my compensation, which the Board unanimously approved. The adjustment further aligns the Company’s executive compensation structure with our shareholders.”

Item 9.01	Financial Statements and Exhibits.

For the exhibits that are filed herewith, see the Index to Exhibits immediately following.

INDEX TO EXHIBITS

(10.01)	First Amendment to CEO Compensation Terms (Sign On Incentive), approved by the Board on October 14, 2025, by and among Tejon Ranch Co. and Matthew H. Walker (filed herewith and incorporated herein by reference).

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 16, 2025	TEJON RANCH CO.

	By:	/S/ MICHAEL R.W. HOUSTON
	Name:	Michael R.W. Houston
	Title:	Senior Vice President, General Counsel & Secretary